As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-________

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KOHL’S CORPORATION

(Exact Name of Registrant as Specified in Charter)

Wisconsin

39-1630919

(State of Incorporation)

(I.R.S. Employer Identification No.)

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin

53051

(Address of Principal Executive Offices)

(Zip Code)

____________________________________

2003 Long-Term Compensation Plan

____________________________________

Arlene Meier

Chief Operating Officer

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin  53051

(262) 703-7000

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Richard D. Schepp

Executive Vice President, General Counsel and Secretary

Kohl’s Corporation

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin  53051

(262) 703-7000

and

Peter M. Sommerhauser

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin  53202

(414) 273-3500

CALCULATION OF REGISTRATION  FEE

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Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)

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Common Stock,

$0.01 par value

          15,000,000

N/A

$801,000,000

                           $64,800.90

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(1)

The registration fee was calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average high and low price per share of Kohl’s Corporation common stock on the New York Stock Exchange as of May 12, 2003.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

(b)

The Company’s Current Report on Form 8-K filed on April 8, 2003.

(c)

The description of the Company’s common stock as contained in the Registration Statement on Form 8-B filed under the Securities and Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law requires the Company to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Company unless it is determined that he or she breached or failed to perform a duty owed to the Company and such breach or failure to perform constitutes:   a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;  a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful;  a transaction from which the director or officer derived an improper personal profit; or  willful misconduct.

Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do no preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Company, a written agreement between the director or officer and the Company, or a resolution of the Board of Directors or the shareholders.

Unless otherwise provided in the Company’s articles of incorporation or bylaws, or by written agreement between the director or officer and the Company, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL:   by majority vote of a disinterested quorum of the Board of Directors;  by independent legal counsel chosen by a quorum of disinterested directors or its committee (or the full Board, if unable to obtain such a quorum or committee);  by a panel of three arbitrators;  by the vote of the shareholders;  by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by the Company, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the Company written affirmation to repay any amounts advanced if it is determined that indemnification by the Company is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858 of the WBCL, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions.

Through insurance, the officers and directors of the Company are also insured for acts or omissions related to the conduct of their duties.  The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.

Under Section 180.0828 of the WBCL, the directors of the Company are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it shall be proved that the director’s conduct constituted conduct described in the first paragraph of this item.

Item 8.  Exhibits

4

2003 Long-Term Compensation Plan, incorporated by reference to Exhibit 10.10 of the Company’Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

5

Opinion of Godfrey & Kahn, S.C.

23

Consent of Ernst & Young LLP.

24

Powers of Attorney appear on the signature page of this Registration Statement.

Item 9.  Undertakings *

The Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menomonee Falls, State of Wisconsin, on May 15, 2003.

KOHL’S CORPORATION

By:__/s/ R. Lawrence Montgomery__________________

R. Lawrence Montgomery,

Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints R. Lawrence Montgomery, Kevin Mansell, Arlene Meier, Richard D. Schepp and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments), to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ R. Lawrence Montgomery_________________

/s/ William S. Kellogg_________________________

R. Lawrence Montgomery

William S. Kellogg

Chairman, Chief Executive Officer and Director

Director

(Principal Executive Officer)

/s/ Kevin Mansell__________________________

/s/ Arlene Meier_____________________________

Kevin Mansell

Arlene Meier

President and Director

Chief Operating Officer, Treasurer and Director

(Acting Principal Financial and Accounting Officer)

/s/ Jay H. Baker___________________________

__________________________________________

Jay H. Baker

Steven A. Burd

Director

Director

/s/ Wayne Embry___________________________

/s/ James D. Ericson__________________________

Wayne Embry

James D. Ericson

Director

Director

/s/ John F. Herma___________________________

/s/ Frank V. Sica_____________________________

John F. Herma

Frank V. Sica

Director

Director

/s/ Judy Sprieser____________________________

/s/ Peter M. Sommerhauser_____________________

Judy Sprieser

Peter M. Sommerhauser

Director

Director

/s/ R. Elton White__________________________

R. Elton White

Director

Dated:

May 15, 2003

EXHIBIT INDEX

Exhibits

1

2003 Long-Term Compensation Plan, incorporated by reference to Exhibit 10.10 of the Company’ Annual

Report on Form 10-K for the fiscal year ended February 1, 2003.

5

Opinion of Godfrey & Kahn, S.C.

23

Consent of Ernst & Young LLP.

24

Powers of Attorney appear on the signature page of this Registration Statement.